UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2007

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 13, 2007, Kforce Inc. (“Kforce”) appointed Sara R. Nichols, age 34, as Chief Accounting Officer and Principal Accounting Officer. Ms. Nichols is a Certified Public Accountant and graduated magna cum laude from Florida State University with a bachelor of science in accountancy. For 2 years prior to assuming this position, Ms. Nichols served as the Director of the Business Process Management Department at Kforce, where her team led enterprise-wide process improvement projects and managed the internal control certification process for the company. Ms. Nichols began her career with Arthur Andersen, LLP where she was employed as an auditor and later as a manager from September 1994 through May 2000. From June 2000 through May 2002, Ms. Nichols was Manager of Finance and Acquisitions for TMP Worldwide’s eResourcing division, during a time in which they made 18 acquisitions. From May 2002 until joining Kforce in May 2005, Ms. Nichols served as Financial Projects Manager for Cox Target Media, Inc., where she served as the Financial Business Process Lead for a $200 million plus capital project.

On August 13, 2007, Kforce entered into an employment agreement with Ms. Nichols (the “Agreement”). Pursuant to the Agreement, Ms. Nichols will serve as Kforce’s Chief Accounting Officer. Ms. Nichols’ Agreement extends for a rolling period of one year, unless the Agreement is earlier terminated by Ms. Nichols with or without good reason, by Kforce with or without cause, or Ms. Nichols’s employment is terminated by reason of voluntary retirement, death or disability. The Agreement also contains other customary terms, including non-solicitation and non-disclosure provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

August 15, 2007	By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore,
Chief Financial Officer